Exhibit 99.1

As used in this Exhibit 99.1, “Company” refers to PacifiCare Health Systems, Inc. together with its subsidiaries as the context requires.

Disease Management

Current rolling 12 month disease management program savings through March 2003: $86.8 million.

Cumulative disease management program savings from December 2000 program inception to March 2003: $104.4 million.

Consolidated Excess Statutory Capital

As of December 31, 2000, consolidated excess statutory capital was $218 million.

As of December 31, 2001, consolidated excess statutory capital was $276 million.

As of December 31, 2002, consolidated excess statutory capital was $375 million.

As of March 31, 2003, consolidated excess statutory capital was $441 million.

Commercial and Senior Capitation as a Percent of Total Commercial and Senior Health Care Costs

Commercial and senior capitation as a percent of total commercial and senior health care costs was as follows:

	December 31,
					March 31,
(in millions)	1999	2000	2001	2002	2003

Commercial and senior capitation	$6,161	$6,029	$5,619	$4,748	$1,053
Total commercial and senior health care costs	$8,369	$9,914	$10,236	$9,310	$2,214
Commercial and senior capitation / total commercial and senior health care costs	74%	61%	55%	51%	48%

Absolute Value of the Percentage Difference of Hindsight Actual Incurred but not Reported (IBNR) Reserves as Compared to the Estimated IBNR Reserves

The absolute value of the percentage difference of hindsight actual IBNR reserves as compared to the estimated IBNR reserves at the measurement dates was as follows:

Percentage difference (absolute value) between hindsight actual
Date	vs. estimated IBNR

12/00	4.1%
3/01	4.5%
6/01	3.8%
9/01	1.3%
12/01	3.9%
3/02	1.7%
6/02	2.6%
9/02	6.2%
12/02	7.1%

The margin for moderately adverse development was approximately 6% to 8% for the periods above.

Non-GAAP Measures

We utilize certain non-GAAP measures to evaluate our performance and consider these measures important indicators of our success. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America. In addition, our non-GAAP measures may not be comparable to similar measures reported by other companies. Our key non-GAAP measures presented in the materials for the Investor Conference on June 5, 2003 are described below.

Commercial Insured Gross Margin Per Member Per Month (PMPM)

We believe that commercial insured gross margin PMPM is an appropriate indicator of operating trends and performance for our private commercial membership. Commercial insured gross margin PMPM is computed as (1) private commercial premium revenue less related health care services and other expenses divided by (2) commercial HMO, PPO and POS member months. Private commercial premium revenue is computed as commercial revenue as reported on the consolidated statement of operations plus specialty premium revenue, less administrative service fee revenue, and adjusted for eliminations.

As of December 31, 2001, commercial insured gross margin was $516.3 million, or $16.37 on a PMPM basis. As of December 31, 2002, commercial insured gross margin was $654.6 million, or $22.81 on a PMPM basis.

The following sets forth a reconciliation of the foregoing to commercial revenue and health care services and other expenses (which is the closest GAAP financial measure) as shown on the consolidated statements of operations. The table below also presents the calculation of commercial insured gross margin PMPM for the years ended December 31, 2001 and 2002, and the forecast for the year ending December 31, 2003:

(amounts in millions, except member months which are in
thousands and PMPM amounts which are in dollars)	2001 Actual	2002 Actual	2003 Forecast

Commercial revenue	$4,553.9	$4,783.0	$5,149.0
Net effect of specialty premium revenue, administrative service fees and eliminations	249.3	272.5	345.4

Private commercial premium revenue (A)	$4,803.2	$5,055.5	$5,494.4

Health care services and other expenses	$4,101.9	$4,205.4	$4,333.8
Net effect of specialty health care services and other expenses and eliminations	185.0	195.5	263.4

Health care services and other expenses related to private commercial premium revenue(B)	$4,286.9	$4,400.9	$4,597.2

Commercial insured gross margin (C) =(A) – (B)	$516.3	$654.6	$897.2
Commercial HMO, PPO and POS member months (D)	31,533	28,704	26,175

Commercial insured gross margin PMPM (C) / (D)	$16.37	$22.81	$34.28

EBITDA

EBITDA is computed as net income excluding income taxes, interest expense, interest income, depreciation and amortization. EBITDA excluding non-recurring items is computed as EBITDA excluding impairment, disposition, restructuring and other charges (credits), net. We believe that providing EBITDA and EBITDA excluding these non-recurring items is useful to investors as these are additional metrics used by management to measure the company’s profitability.

The following sets forth a reconciliation of the foregoing to net income (which is the closest GAAP financial measure) as shown on the consolidated statements of operations.

	Quarter Ended	Quarter Ended
(amounts in millions)	March 31, 2002	March 31, 2003

Net income (loss)	$(858.8)	$70.8
Interest income (expense)	16.2	19.5
Income taxes	22.7	42.3
Depreciation and amortization	17.4	16.8

EBITDA	(802.5)	149.4
Non-recurring items (as defined above)	884.1	—

EBITDA excluding non-recurring items	$81.6	$149.4

Earnings per share (EPS) Excluding Non-Recurring Items

In 2002, our EPS, as reported, included items which require adjustments to make periods comparable. To make periods more comparable, we look at EPS excluding non-recurring items. EPS excluding non-recurring items is computed as earnings per share excluding impairment, disposition, restructuring and other charges (credits), net. The following sets forth a reconciliation of the foregoing to EPS as reported (which is the closest GAAP financial measure) as shown on the consolidated statements of operations:

Quarter Ended
March 31, 2002

EPS as reported	$(24.86)
Cumulative effect of a change in accounting principle, net of tax	25.96
Other credits, net of tax	(0.23)

EPS excluding non-recurring items	$0.87

Free Cash Flow

We believe that reporting free cash flow assists investors in understanding our ability to generate sufficient positive cash flows to fund our ongoing cash operating requirements including capital expenditures and debt service obligations. Free cash flow should not be considered in isolation or as a substitute for cash flow from operations prepared in accordance with GAAP.

Free cash flow is computed as net income plus depreciation and amortization, less capital expenditures and non-recurring items (impairment, disposition, restructuring and other charges (credits), net). The following sets forth a reconciliation of the foregoing to net income (which is the closest GAAP financial measure) as shown on the consolidated statements of operations:

	Quarter Ended	Quarter Ended	Year Ended
(amounts in millions)	March 31, 2002	March 31, 2003	December 31, 2002

Net income	$(858.8)	$70.7	$(757.8)
Depreciation and amortization	17.4	16.8	73.8
Capital expenditures	(18.6)	(10.0)	(59.3)
Non-recurring items as defined above	888.9	0.1	899.4

Free cash flow	$28.9	$77.6	$156.1